Exhibit 5.1

September 17, 2025

Emmis Acquisition Corp.

515 E Las Olas Blvd, Suite 120,

Fort Lauderdale, Florida 33301.

Ladies and Gentlemen:

We have acted as counsel to Emmis Acquisition Corp., a Cayman Island exempt Company, (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333- 288530) (such registration statement, as amended through the date hereof, the “Registration Statement”) and the prospectus forming part of the registration statement (“Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale by the Company (the “Offering”) of (i) 10,000,000 units (the “Units”), with each Unit consisting of one of the Company’s Class A ordinary shares, $0.0001 par value (the “Ordinary Shares”) and one right (the “Share Rights”) entitling the holder thereof to receive one-tenth (1/10) of one Ordinary Share upon the consummation of an initial business combination; (ii) up to 1,500,000 Units (the “Over-Allotment Units”) for which I-Bankers Securities, Inc., the representative of the underwriters (the “Representative”), has been granted an over-allotment option, (iii) all Ordinary Shares and Share Rights issued as part of the Units and Over-Allotment Units; and (iv) all Ordinary Shares issuable upon conversion of the Share Rights included in the Units and Over-Allotment Units.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement; the Prospectus; the form of underwriting agreement for the Offering; and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

We have not independently established the validity of the foregoing assumptions.

Our opinion is limited to the laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. This opinion letter speaks only as of its date.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that

(i)	The Units, when issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of the Units by VStock Transfer, LLC, as transfer agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(ii)	The Share Rights included in the Units, when the Units are issued and sold by the Company in the manner contemplated in the Registration Statement and Prospectus against payment therefor, and assuming the due authorization, execution and delivery of such Share Rights by the Rights Agent, will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW